EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-114534, No. 033-57308, No. 033-59697, No. 333-36497 and No. 333-61816) of Ameron International Corporation of our report dated January 30, 2006 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 2, 2006